Nicor Inc.
                                                                        Form 8-K
                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE                FOR MORE INFORMATION
January 25, 2005                     Financial Contact:  Mark Knox, re: N-929
                                                         630 305-9500, ext. 2529

                                     Media Contact:      Don Ingle
                                                         630 983-8676, ext. 2939

NICOR ANNOUNCES SETTLEMENT OF DERIVATIVE ACTION AND INSURANCE RECOVERY UPDATE

Naperville, IL - Nicor Inc. (NYSE: GAS) announced today that its board of directors has approved a preliminary agreement to settle the shareholder derivative action brought in the Circuit Court of Cook County in August 2002 against certain Nicor directors and officers. The final settlement is contingent upon execution of a formal stipulation of settlement and approval by the court and entry of final judgment by the court. The defendants' agreement to the terms of the derivative settlement does not constitute an admission of liability.

As part of the settlement, the company has agreed to adopt certain new corporate governance policies and has acknowledged that the filing of the derivative action was a meaningful factor in the corporate governance and personnel changes made during the prosecution of the derivative action and in the directors and officers carriers' decision to make the payments described below. The new policies include strengthened independence requirements for directors, lead audit partner rotation requirements, additional regulatory and accounting training, outside board membership limitations, required interim reporting to the board and the general counsel regarding the company's compliance obligations to the Illinois Commerce Commission (ICC) and the adequacy of the company's ICC disclosures; and a minimum number of executive sessions of the independent directors outside the presence of management.

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The defendants have agreed to a payment of $3.5 million to the derivative plaintiffs' counsel in fees and expenses to be paid out of insurance proceeds.

In April 2004, the company announced that one of its directors and officers insurance carriers agreed to pay $29 million to a third party escrow agent on behalf of the company and its insured directors and officers to be used to satisfy liabilities and expenses associated with claims asserted against them in a securities class action, a shareholder derivative action, or related matters. Upon final court approval of the settlement of the shareholder derivative action, the escrow will be terminated and the company will receive approximately $25.5 million, which is the original escrow amount of $29 million reduced by the $3.5 million payment of derivative plaintiffs' counsel fees referenced above.

In connection with the settlement, the company has also entered into a Settlement Term Sheet with its excess insurance carrier, pursuant to which the excess insurance carrier agreed to pay the company $4 million upon final court approval of the settlement of the shareholder derivative action.

Amounts related to the preliminary agreement to settle the shareholder derivative action, the amounts held in escrow, and the settlement with the excess insurance carrier, have not been reflected in the company's previously reported earnings or its earnings guidance provided on November 4, 2004 as part of its earnings press release for the period ended September 30, 2004. The company is in the process of determining the appropriate periods in which to include the foregoing amounts.

Background information on the events relating to today's settlement announcement can be found in the company's periodic filing with the Securities and Exchange Commission.

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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the
S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and SEC and U.S. Attorney inquiries, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; Caribbean tourism; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

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